UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 1

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

PALOMAR MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3128178
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

15 Network Drive Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not applicable
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Not Applicable

(Title of Class)

The undersigned registrant, Palomar Medical Technologies, Inc., a Delaware corporation (the “Registrant”), hereby amends the following items, exhibits and portions of its Registration Statement on Form 8-A filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 20, 1999 (the “Form 8-A”) as set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended to include the following:

Amendment and Restatement

On October 28, 2008 the Registrant’s Board of Directors (the “Board”) entered into an Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”) with American Stock Transfer & Trust Company, LLC (the “Rights Agent”). The Amended and Restated Rights Agreement amended and restated in its entirety the Rights Agreement, dated as of April 20, 1999, between the Registrant and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Original Rights Agreement”).

The principal modifications made to the Original Rights Agreement and to the preferred stock purchase rights issued and to be issued thereunder (“Rights”) as a result of the execution of the Amended and Restated Rights Agreement were as follows:

1. The “Expiration Date” was changed from April 20, 2009 in the Original Rights Agreement to October 28, 2018 in the Amended and Restated Rights Agreement. This means that the Rights did not expire in April 2009, but will continue, unless the Rights are redeemed, and the Amended and Restated Rights Agreement will survive, until October 2018.

2. The “Purchase Price” was changed from $56.00 in the Original Rights Agreement to $200.00 in the Amended and Restated Rights Agreement. Each Right, when exercisable as set forth in the Amended and Restated Rights Agreement, initially entitles the registered holder to purchase from the Registrant one one-thousandth (1/1000th) of a share of Series A Participating Cumulative Preferred Stock, par value $.01 per share, of the Registrant (the “Preferred Shares”) at the Purchase Price.

3. The definition of an “Acquiring Person” in the Original Rights Agreement was modified in the Amended and Restated Rights Agreement to exclude from the definition a person qualified to file Schedule 13G under Rule 13d-1(b)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

4. Changes were made to take account of the recapitalization that occurred May 7, 1999 in the form of a 1-for-7 reverse stock split of the Registrant’s common stock, par value $.01 per share (the “Common Stock”). The language of the Original Rights Agreement spoke in terms of the Common Stock as it existed prior to the recapitalization, which the Board determined to be confusing.

5. In accordance with the previous paragraphs, on October 28, 2008, the Board approved, and on October 28, 2008 the Registrant filed with the Secretary of State of the State of Delaware, a Certificate of Amendment to the Certificate of Designation, Preferences and Rights of the Preferred Shares (the “Certificate of Amendment). The effect of this amendment was to change a reference to the Original Rights Agreement to the Amended and Restated Rights Agreement, and to change the measurement date of the “Formula Number” as defined therein from April 20, 1999 to October 28, 2008, in order to reflect the recapitalization and correspond to the Common Stock as currently constituted.

Current Amendment

On March 17, 2013, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cynosure, Inc., a Delaware corporation (the “Buyer”), and Commander Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Merger Subsidiary”). Pursuant to the Merger Agreement, the Registrant will merge with and into the Merger Subsidiary, with the Merger Subsidiary surviving as a wholly-owned subsidiary of the Buyer (the “Merger”) at the effective time of the Merger (the “Effective Time”).

On March 17, 2013, prior to the execution of the Merger Agreement, the Registrant entered into an amendment (the “Rights Amendment”) to the Amended and Restated Rights Agreement. The Rights Amendment, among other things, (i) renders the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement, (ii) effectuates the conversion as of the Effective Time of the Rights into merger consideration in accordance with the terms of the Merger Agreement, and (iii) causes Section 11 and Section 12 of the Rights Agreement to become null and void as of the Effective Time.

Copies of the Original Rights Agreement, the Rights Amendment, the Certificate of Amendment and the Amended and Restated Form of Right Certificate evidencing the Rights are attached as Exhibit 4.1 hereto, Exhibit 4.2 hereto, Exhibit 4.3 hereto and Exhibit 4.4 hereto, respectively, and incorporated herein by reference.

Item 2. Exhibits.

Item 2 of the Form 8-A is hereby amended and restated in its entirety as follows:

Exhibit Number	Document Title

4.1*	Amended and Restated Rights Agreement, dated as of October 28, 2008, between the Registrant and the Rights Agent

4.2**	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of March 17, 2013, between the Registrant and the Rights Agent

4.3***	Certificate of Designation, Preferences and Rights of the Series A Participating Cumulative Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Delaware on April 21, 1999

4.4****	Amended and Restated Form of Right Certificate

*	Incorporated herein by reference to Exhibit 4.01 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on October 31, 2008.
**	Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on March 18, 2013.
***	Incorporated herein by reference to Exhibit 4.02 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on October 31, 2008.
****	Included as Exhibit B to Exhibit 4.1 hereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

PALOMAR MEDICAL TECHNOLOGIES, INC.

Date: March 18, 2013	By:	/s/ Joseph P. Caruso
	Name: Title:	Joseph P. Caruso Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Document Title

4.1*	Amended and Restated Rights Agreement, dated as of October 28, 2008, between the Registrant and the Rights Agent

4.2**	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of March 17, 2013, between the Registrant and the Rights Agent

4.3***	Certificate of Designation, Preferences and Rights of the Series A Participating Cumulative Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Delaware on April 21, 1999

4.4****	Amended and Restated Form of Right Certificate

*	Incorporated herein by reference to Exhibit 4.01 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on October 31, 2008.
**	Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on March 18, 2013.
***	Incorporated herein by reference to Exhibit 4.02 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on October 31, 2008.
****	Included as Exhibit B to Exhibit 4.1 hereto.

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